EXHIBIT 99.1


                   Important Notice Concerning Limitations on
                       Trading in BSB Bancorp, Inc. Stock
                       ----------------------------------

                                                          July 2, 2004

To:  Executive Officers and Directors of BSB Bancorp, Inc.

From:  BSB Bancorp, Inc.


1. Further to the memorandum to you dated May 17, 2004, this is to notify you that the "blackout period" described in such memorandum that has been imposed on transactions involving the BSB Bancorp, Inc. ("BSB") common stock fund (the "BSB stock fund") under the BSB Bank & Trust Company 401(k) Savings Plan (the "401(k) Plan") has been extended through July 23, 2004. This blackout period, described in more detail below, is necessary in order for RSGroup Trust Company to process and implement participants' voting instructions and instructions with respect to the election of consideration in response to the merger contemplated by the Agreement and Plan of Merger, dated December 23, 2003, by and among Partners Trust Financial Group, Inc., SBU Bank, Wicked Acquisition Corporation, Partners Trust, MHC and BSB (the "Merger"). Under the Sarbanes-Oxley law enacted in 2002, the executive officers and directors of BSB are generally prohibited from engaging in transactions involving BSB stock (including options and other derivatives based on BSB stock) during this blackout period, as extended.

2. As a result of the inability to process participant instructions about the Merger due to the delay in the completion of the Merger, during the blackout period participants in the 401(k) Plan are temporarily unable to
     (1) make exchanges into or out of the BSB stock fund under the 401(k) Plan,
     (2) take distributions of money invested in the BSB stock fund, and (3) take loans of money invested in the BSB stock fund.

3. The blackout period for the 401(k) Plan began on June 22, 2004 and is now expected to end July 23, 2004. The blackout period will also be lifted promptly if the Merger is not completed. We will notify you of any changes that affect the dates of the blackout period. In addition, you can confirm the status of the blackout period by speaking with Mr. Roy Brock, Senior Vice President - Human Resources of BSB between 8:30 a.m. and 4:30 p.m. EST at (607) 779-2557.

4. Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of BSB that you acquired in connection with your service as an executive officer or director. "Equity securities" are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

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5.   The prohibition covers securities acquired "in connection with service as a director or executive officer." This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and the company, and as director qualifying shares. Securities acquired outside of an individual's service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6. The following are examples of transactions that you may not engage in during the blackout period:

           >> Exercising stock options granted to you in connection with your service as a director or executive officer

           >>       Selling BSB stock that you acquired by exercising options

           >> Selling BSB stock that you originally received as a restricted stock grant

7.   There are certain exemptions, including:

           >> Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout)

           >> Bona fide gifts, bequests and transfers pursuant to domestic relations orders

8. If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

THE RULES SUMMARIZED ABOVE ARE COMPLEX, AND THE CRIMINAL AND CIVIL PENALTIES THAT COULD BE IMPOSED UPON EXECUTIVE OFFICERS AND DIRECTORS WHO VIOLATE THEM COULD BE SEVERE.

WE THEREFORE REQUEST THAT YOU CONTACT MR. LARRY DENNISTON, BSB'S SENIOR VICE PRESIDENT AND CORPORATE SECRETARY, AT (607) 779-3145 BEFORE ENGAGING IN ANY TRANSACTION INVOLVING BSB STOCK OR DERIVATIVES BASED ON BSB STOCK DURING THE BLACKOUT PERIOD, AS EXTENDED, OR IF YOU BELIEVE THAT ANY SUCH TRANSACTION IN WHICH YOU HAVE A PECUNIARY INTEREST MAY OCCUR DURING THE BLACKOUT PERIOD, AS EXTENDED.